Exhibit (e)(3)
AMENDED AND RESTATED MUTUAL NONDISCLOSURE AGREEMENT
     This Amended and Restated Mutual Nondisclosure Agreement (“Agreement”) is made as of May 15, 2006 (“Effective Date”) by and between KLA-Tencor Corporation, a Delaware corporation with its principal office at 160 Rio Robles, San Jose, California 95134 (together with its affiliates, “KLA”), and Therma-Wave Corporation, a Delaware corporation with its principal office at 1250 Reliance Way, Fremont, California 94539 (together with its affiliates, “Therma-Wave,” and collectively with KLA, the “Parties”).
     WHEREAS, the Parties entered into a Mutual Nondisclosure Agreement, dated as of April 27, 2006 (the “Existing Agreement”), in connection with certain business discussions and now wish to amend and restate the Existing Agreement in its entirety as provided herein.
     WHEREAS, in connection with a possible strategic business combination (the “Possible Transaction”), between KLA and Therma-Wave, and in order to allow KLA and Therma-Wave to evaluate the Possible Transaction, each of KLA and Therma-Wave have and will deliver to the other Party hereto, certain information about the Possible Transaction as well as information about such Party’s businesses, operations, finances, properties, assets, employees, and prospects (such Party when disclosing such information being referred to herein as the “Disclosing Party” and when receiving such information being referred to herein as the “Receiving Party”).
     WHEREAS, in connection with their discussions regarding a Possible Transaction, the Parties desire to protect certain information from disclosure or use in accordance with the terms of this Agreement.
     NOW, THEREFORE, in consideration of the promises and covenants in this Agreement, the Parties agree as follows:
1.	For purposes of this Agreement, the following terms shall have the following respective meanings:

“13D Group” shall mean, with respect to the Voting Securities (as defined below) of each of the Parties hereto, any group of persons formed for the purpose of acquiring, holding, voting or disposing of such Voting Securities which would be required under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) to file a statement on Schedule 13D with the Securities and Exchange Commission (“SEC”) as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than five percent (5%) of the total combined voting power of all such Voting Securities then outstanding.

“Confidential Information” shall mean any and all information, including Technical Information (as defined below), and material disclosed by Disclosing Party or any of its Representatives (as defined below) to Receiving Party or any of its Representatives in connection with the Proposed Transaction or in the course of the Parties’ evaluation of the Proposed Transaction, together with all communications, data, reports, analyses, compilations, studies, interpretations, records, notes, lists, financial statements or other materials or information prepared by Receiving Party or any of its Representatives that contain or otherwise reflect or are based upon, in whole or in part, any Confidential Information of Disclosing Party or that reflect the review of, interest in, or evaluation of all or any portion of the Proposed Transaction or Disclosing Party’s business, whether tangible or intangible, furnished or prepared in writing or in oral, graphic, electronic or any other form or manner, and whether furnished or prepared before, on or after the date hereof, and that is marked or identified in writing as confidential or proprietary or is disclosed in a manner in which the Disclosing Party reasonably communicated, or the Receiving Party should reasonably have understood under the circumstances that the disclosure should be treated as confidential, whether or not the specific designation “confidential” or any similar designation is used. Confidential Information shall not include: i) information that was in the public domain at the time it was disclosed or later comes within the public domain, except through the acts or omissions of the Receiving Party; ii) information that was known to the Receiving Party on a non-confidential basis prior to the time of its disclosure by Disclosing Party; iii) information that is approved for release by written authorization of the Disclosing Party; iv) information that becomes known to the Receiving Party from a source other than the Disclosing Party without breach of an obligation of confidentiality which is known to the Receiving Party; or v) information that is independently developed by employees or representatives of the Receiving Party without access to the Confidential Information.

“Person” shall be broadly interpreted to include, without limitation, any corporation, limited liability company, general or limited partnership, business trust, unincorporated associated or other entity or individual.

“Representative” shall mean, as to any Person, its directors, officers, employees, agents, advisors (including, without limitation, financial advisors, attorneys and accountants), and any equity or debt financing sources or other partners.

“Significant Event” shall mean, with respect to each of the Parties hereto, (A) the announcement or commencement by any Person or 13D Group of a tender or exchange offer to acquire “Voting Securities” (as defined below) of such Party which, if successful, would result in such Person or 13D Group owning, when combined with any other Voting Securities of such Party owned by such Person or 13D Group, more than fifty percent (50%) of the then outstanding Voting Securities of such Party, (B) the entry into by such Party, or determination by such Party to seek to enter into, any merger, sale or other business combination transaction pursuant to which the outstanding shares of common stock of such Party would be converted into cash or securities of another person or 13D Group or more than fifty percent (50%) of the then outstanding shares of common stock of such Party would be owned by Persons other than the then current holders of shares of common stock of such Party, or which would result in all or a substantial portion of such party’s assets being sold to any person or 13D Group, (C) the entry of any judgment or order by a court of competent jurisdiction, or the presentation by such Party or any third party of any petition in a court of competent jurisdiction, or the adoption or passage of any resolution by the board of directors or other similar governing body of such Party, in any such case contemplating the liquidation, dissolution or winding-up of the affairs of such Party, or (D) the appointment of a receiver, trustee or other similar administrator for the business and assets of such Party.

“Technical Information” shall mean any (i) trade secret, know-how, idea, invention, process, technique, algorithm, program (whether in source code or object code form), hardware, device, design, schematic, drawing, formula, data, plan, strategy, client and customer lists or forecasts of Disclosing Party; and (ii) technical, engineering, manufacturing, or product information or materials of Disclosing Party.

“Voting Securities” shall mean, with respect to each of the Parties hereto, at any time shares of any class of capital stock of such party that are then entitled to vote generally in the election of directors; provided, however, that for purposes of this definition any securities which at such time are convertible or exchangeable into or exercisable for shares of common stock of such party shall be deemed to have been so converted, exchanged or exercised;
2.	All Confidential Information furnished pursuant to this Agreement is done so solely for the purpose of evaluation of each Party’s potential interest in the Possible Transaction.

No other right, license or authorization, express or implied, to use is granted and each Party agrees to be so limited with respect to all Confidential Information hereby received. In addition, neither Party makes any warranty as to the accuracy of any Confidential Information. Each of the Parties hereto understands and agrees that nothing in this Agreement shall be construed to require either Party hereto to disclose or otherwise provide any particular Confidential Information to the other Party hereto, and that each Party hereto shall be entitled, in its sole discretion, to withhold from the other Party hereto any Confidential Information. All right, title and interest in the Confidential Information shall remain that of the Disclosing Party. Neither Party shall acquire any rights in the Confidential Information, except the limited right to use the Confidential Information as described above.

3.	Except as otherwise provided in this Agreement, the Receiving Party agrees that for a period of five (5) years from the date of disclosure it shall not disclose Confidential Information received from the Disclosing Party to any third party nor use such Confidential Information for any purpose other than to evaluate its interest in the Possible Transaction. The Receiving Party shall use the same degree of care in maintaining the confidentiality of the Confidential Information as it uses with respect to its own information that is regarded as confidential and/or proprietary by such Party, but in any case shall at least use reasonable care. Each Party agrees that it will restrict the access of all Confidential Information to only those of its Representatives who have need to be informed of the Confidential Information for the purposes for which the Confidential Information is provided, which Persons will be bound to the Receiving Party by an agreement of confidentiality that contains substantially the same obligations contained in this Agreement. Notwithstanding the foregoing, the Receiving Party hereby agrees that the Persons listed on Exhibit A hereto (who shall be identified by Receiving Party from time to time after the date hereof and added to Exhibit A hereto with the consent of Disclosing Party, which consent shall not be unreasonably withheld) are the only Persons who will be allowed to review the Technical Information disclosed by the Disclosing Party.

4.	If either Party hereto shall determine that it does not wish to proceed with the Possible Transaction, such party shall promptly advise the other Party of that decision. In that case, or in the event that the Disclosing Party, in its sole discretion, so requests or if the Possible Transaction is not consummated by the Receiving Party, the Receiving Party shall, upon the Disclosing Party’s written request, promptly deliver to the Disclosing Party all Confidential Information provided by the Disclosing Party or any of its Representatives, and, at the Receiving Party’s election, return or destroy (provided that any such destruction shall be certified by a duly authorized Representative of the Receiving Party) all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in the Receiving Party’s possession or in the possession of any Representative of the Receiving Party; provided, however, that if a legal proceeding has been instituted to seek disclosure of the Confidential Information, such material shall not be destroyed until the proceeding is settled or a final judgment with respect thereto has been rendered.

6.	In the event that the Receiving Party or any of its Representatives are requested pursuant to, or required by, applicable law (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the Receiving Party’s securities are listed or quoted) or by legal process to disclose any Confidential Information or any other information concerning the Disclosing Party or the Possible Transaction, the Receiving Party shall provide the Disclosing Party with prompt written notice of such request or requirement in order to enable the Disclosing Party (i) to seek an appropriate protective order or other remedy, (ii) to consult with the Receiving Party with respect to taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance, in whole or in part, with the terms of this Agreement, (A) the Receiving Party or its Representative shall use its commercially reasonable efforts to disclose only that portion of the Confidential Information which is legally required to be disclosed and (B) to use commercially reasonable efforts to provide that all Confidential Information that is so disclosed will be accorded confidential treatment. In the event that the Receiving Party or its Representatives shall have complied fully with the provisions of this paragraph, the Receiving Party or its Representatives may disclose only that Confidential Information that it is legally required to disclose without any liability hereunder.

7.	To the extent that any Confidential Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties hereto understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Confidential Information provided by a Party hereto or its Representatives that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine, and the Parties agree to take all measures reasonably necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines. Nothing in this Agreement obligates any Party hereto to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

8.	Each Party is aware, and shall advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any Person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other Person when it is reasonably foreseeable that such other Person is likely to purchase or sell such securities in reliance upon such information.

9.	For a period commencing with the Effective Date and ending on the earlier to occur of (i) the 11:59 p.m. (California time) on the first (1st) anniversary of the Effective Date, or (ii) the occurrence of a Significant Event, neither Party hereto shall, and neither Party hereto shall permit any of its Representatives to, without the prior written consent of the board of directors of the other Party hereto: (A) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the other Party hereto or any subsidiary thereof, or of any successor to or person in control of the other Party hereto, or any assets of the other Party hereto or any subsidiary or division thereof or of any such successor or controlling person; (B) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are defined in the rules and regulations of the Securities and Exchange Commission (“SEC”)), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the other party hereto; (C) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the other party or any of its securities or assets; (D) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; (E) otherwise act or seek to control or influence the management, board of directors or policies of the other party hereto; (F) take any action that could reasonably be expected to require the other party to make a public announcement regarding the possibility of any of the events described in clauses (A) through (E) above; or (F) request the other party hereto, its board of directors, or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including, without limitation, clauses (A) through (F) above).

10.	For a period commencing with the Effective Date and ending at 11:59 p.m. (California time) on the first (1st) anniversary of the Effective Date, neither Party hereto shall, and neither Party hereto shall permit any of its Representatives to, directly or indirectly, solicit for employment any employee of the other Party hereto that has been introduced by such Party in connection with the Possible Transaction; provided, however, that non-directed newspaper or internet help wanted advertisements and search firm engagements shall not be considered solicitations hereunder.

11.	Except as otherwise provided herein, the obligations of this Agreement, including the restrictions on disclosure and use, shall terminate on the second (2nd) anniversary of the Effective Date.

12.	The parties agree that this Agreement and all disputes arising hereunder shall be governed by the laws of the State of California excluding choice of law rules. In addition, it is acknowledged and agreed that a breach of the obligations of this Agreement is likely to cause irreparable harm to the disclosing party and that money damages alone would be inadequate as a remedy for a breach of such obligations. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final order from which there is no appeal that this Agreement has been breached by a Party or by its Representatives, the breaching party or the Party whose Representatives have breached this Agreement, as the case may be, will reimburse the other Party for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with the enforcement of this Agreement and such litigation.

13.	This Agreement constitutes the entire understanding between the parties as to the Confidential Information and supersedes the Existing Agreement in its entirety. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each of the parties by their respective duly authorized representatives.
     This Agreement has been signed by the duly authorized representatives of the Parties in identical counterparts, all of which comprise but one agreement on the subject matter hereof.

KLA-Tencor Corporation		Therma-Wave Corporation

By:	/s/ Gary Bultman	By:	/s/ Boris Lipkin

Name:	Gary Bultman	Name:	Boris Lipkin

Title:	Sr. V.P.	Title:	President & CEO

Date:	5/15/06	Date:	5/15/06

EXHIBIT A
Persons with Access to Technical Information
Pursuant to Section 3 of the Agreement, the following are the only Persons who will be allowed to review the Technical Information disclosed by the Disclosing Party:

NAME	POSITION WITH RECEIVING PARTY
Chris Bevis	CTO office
Stan Stokowski	CTO office
Brian Trafas	Group marketing, wafer inspection group
Larry Wagner	Business development
Chuck Kelso	Finance
Tim Cross	Wafer inspection group supply chain
Kevin Whiteside	Manufacturing group
Joe Cao	Global services
Shubham Maheshwari	Corporate controller
Cannon Holbrook	Finance
Nancy Crawford	HR
Kim Jackson	Legal
Christian Bastoul	eBeam business, Integration team leader

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